Exhibit 4.05

SCHEDULE OF OMITTED CONCESSION AGREEMENTS FOR LOCAL SWITCHED, FIXED-LINE TELEPHONE SERVICE

As these agreements are identical in every case except for their reference number and the Region and sectors covered by them, we have, for ease of reference, filed only the relevant standard concession agreement approved by ANATEL and provided this schedule to indicate the concession agreement that we have omitted from filing as an exhibit to this annual report on Form 20-F.

1.	Concession Agreement for Local, Switched, Fixed-Line Telephone Service between ANATEL and Telemar Norte Leste S.A., No. 91/2011, dated June 30, 2011